Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated

July 30, 2014 to Prospectus dated November 22, 2011

Registration Statement No. 333-178121

July 30, 2014

W. R. Berkley Corporation

$350,000,000

4.75% SENIOR NOTES DUE 2044

Issuer:	W. R. Berkley Corporation

Securities:	4.75% Senior Notes due 2044

Security Type:	Senior Unsecured Fixed Rate Notes

Anticipated Ratings*:	Moody’s: Baa2 (stable) / S&P: BBB+ (stable)

Trade Date:	July 30, 2014

Settlement Date (T+5):	August 6, 2014

Maturity Date:	August 1, 2044

Principal Amount:	$350,000,000

Price to Public:	99.494% of the principal amount, plus accrued interest, if any, from August 6, 2014 to the date of delivery

Spread to Treasury Benchmark:	+150 bps

Treasury Benchmark:	3.625% due February 15, 2044

Treasury Benchmark Yield:	3.282%

Coupon:	4.75%

Yield to maturity:	4.782%

Proceeds (after underwriting discount and before expenses):	$345,166,500

Interest Payment Dates:	February 1 and August 1, beginning on February 1, 2015

Optional Redemption:	Make-whole redemption at any time at a discount rate of US Treasury +25 bps, as described in the preliminary prospectus supplement dated July 30, 2014

CUSIP; ISIN:	084423 AT9; US084423AT91

Joint Book-Running Managers:	J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

The Issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the joint book-running managers will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.